Certificate of Correction
to the
Certificate of Amendment
to the
Certificate of Incorporation
Of
SideChannel, Inc.

Pursuant to Section 103 of the
General Corporation Law of the State of Delaware

SideChannel, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. A Certificate of Amendment of Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 12, 2026 (the "Certificate of Amendment"), which provided for a 1-for-52 reverse split of common stock, par value $0.001 per share, of the Corporation (the "Reverse Split"); and which requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

2. The inaccuracy or defect in the Certificate of Amendment is that the Certificate of Amendment contains a typographical error in that a word was omitted, such that the Certificate of Amendment provides that any fractional shares of Common Stock resulting from the Reverse Split shall be "rounded to the nearest whole share of Common Stock" instead of providing that "any fractional shares of Common Stock resulting from the Reverse Split shall be "rounded <u>up</u> to the nearest whole share of Common Stock", as intended.

3. As a result of such inaccuracy and defect, the word "up" in hereby inserted between the words "rounded" and "to" in the sentence part currently reading "rounded to the nearest whole share of Common Stock" in the Certificate of Amendment.

IN WITNESS WHEREOF, SideChannel, Inc. has caused this Certificate of Correction to be executed by a duly authorized officer, on this 15th day of January 2026.

SideChannel, Inc.

DocuSigned by:

By: Brian Haugli
AFA58FC13A314ED...

Name: Brian Haugli
Title: Chief Executive Officer